Exhibit 5.1

Courtney M.W. Tygesson

+1 312 881 6680

tygesson@cooley.com

August 12, 2026

Cue Biopharma, Inc.

40 Guest Street

Boston, MA 02135

Ladies and Gentlemen:

We have acted as counsel to Cue Biopharma, Inc., a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), including a related prospectus included in the Registration Statement (the “Prospectus”), covering the registration for resale of up to 1,505,570 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), consisting of (a) 1,418,070 shares (the “Shares”) of Common Stock that are currently outstanding and (b) up to 87,500 shares (the “Warrant Shares”) of Common Stock, issuable upon the exercise of pre-funded warrants to purchase shares of Common Stock (the “Warrants”). The Shares and the Warrants were issued by the Company pursuant to that certain Securities Purchase Agreement, dated July 9, 2026, by and among the Company and the investors named therein (the “Purchase Agreement”).

In connection with this opinion, we have examined and relied upon the Registration Statement, the Prospectus, the Company’s certificate of incorporation and bylaws, each as currently in effect, the Purchase Agreement, the form of the Warrants and such other records, documents, opinions, certificates, memoranda and instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery of all documents by all persons other than the Company. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state anti-fraud law, rule or regulation relating to securities or to the sale or issuance thereof.

With respect to the Warrant Shares, we express no opinion to the extent that future issuances of securities by the Company, adjustments to outstanding securities of the Company or other matters cause the Warrants to be exercisable for more shares of Common Stock than the number available for issuance by the Company, or that the consideration paid upon exercise of the Warrants is below the par value per share of the Common Stock.

On the basis of the foregoing, in reliance thereon and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that (i) the Shares are validly issued, fully paid and nonassessable and (ii) the Warrant Shares, when issued and paid for in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

Cooley LLP 110 North Wacker, Suite 4200 Chicago, Illinois 60606

t: (312) 881-6500 f: (312) 881-6598 cooley.com

Cue Biopharma, Inc.

August 12, 2026

Page Two

Our opinion is limited to the matters expressly set forth in this letter, and no opinion has been or should be implied, or may be inferred, beyond the matters expressly stated. This opinion speaks only as to law and facts in effect or existing as of the date hereof, and we have no obligation or responsibility to update or supplement this letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

We hereby consent to the reference to our firm under the heading “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement. In giving such consents, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours, Cooley LLP

By:	/s/ Courtney M.W. Tygesson
Courtney M.W. Tygesson

Cooley LLP 110 North Wacker, Suite 4200 Chicago, Illinois 60606

t: (312) 881-6500 f: (312) 881-6598 cooley.com